As filed with the Securities and Exchange Commission on April 19, 2023

Registration No. 333-265178

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 11

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ParaZero Technologies Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	3728	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Puglisi & Associates
30 Dov Hoz	850 Library Ave., Suite 204
Kiryat Ono, 5555626, Israel	Newark, DE 19711
Tel: +972-3-688-5252	Tel: 302.738.6680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Huberman, Esq. Greenberg Traurig, P.A One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: +972 (0) 3.636.6000	Shy Baranov, Adv. Gornitzky & Co. Vitania Tel Aviv Tower 20 HaHarash Street Tel Aviv, 6761310 Israel Tel: +972 (3) 710.9191	Anthony W. Basch, Esq. Alexander W. Powell, Esq. Chenxi Lu, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary St. Richmond, Virginia 23219 Telephone: 804.771.5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 11 to the Registration Statement on Form F-1 (File No. 333-265178) of ParaZero Technologies Ltd. is being filed solely for the purpose of filing revised Exhibit 1.1 and Exhibit 23.1 to the Registration Statement. Accordingly, this Amendment consists of the facing page, this explanatory note, Part II of the Registration Statement (including the signature page and the exhibits index) and the filed exhibits only. The prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors, Officers and Employees.

Indemnification

The Israeli Companies Law, 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

Pursuant to the Securities Law, an Israeli Company may also indemnify an office holder for expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

We will enter into indemnification agreements with all of our directors and with all members of our senior management immediately prior to the closing of this offering and subject to the listing of our securities on the Nasdaq Capital Market. Each such indemnification agreement will provide each office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care.

Subject to the aforesaid limitations, under the indemnification agreements, we intend to exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7.  Recent Sales of Unregistered Securities.

The following sets forth information as to all securities we have sold since January 1, 2019, which were not registered under the Securities Act. All information herein gives effect to the issuance of (i) 4,178,206 bonus shares to the holders of our Ordinary Shares on a basis of 2.5 bonus shares for each Ordinary Share outstanding (equivalent to a 3.5-for-1 forward share split) that took place on May 23, 2022; (ii) a 1-for-2 reverse stock split of our Ordinary Shares effected on June 26, 2022, pursuant to which holders of our Ordinary Shares received one Ordinary Share for every two Ordinary Shares held, and the customary adjustments to our outstanding options and warrants; and (iii) 672,691 bonus shares to the holders of our Ordinary Shares on a basis of 0.23 bonus shares for each Ordinary Share outstanding (equivalent to a 1.23-for-1 forward share split) that took place on October 2, 2022.

On January 28, 2022, we issued to Delta Drone International Ltd., pursuant to the Loan Conversion Agreement, 2,632,277 Ordinary Shares in exchange for the conversion of the Company’s then-outstanding debt to Delta Drone International Ltd. of approximately $6.6 million.

In February, March and May 2022, we entered into certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs, for aggregate proceeds of up to $2,500,000. We have received approximately $1,514,928 under the SAFEs. Upon completion of this offering, the SAFEs will be automatically converted into a number of Ordinary Shares equal to the purchase amount divided by the per Ordinary Share price in this offering discounted by 25%. The right to receive shares upon conversion of the SAFEs shall also include the right to receive warrants similar to those granted to the investors in this offering. However, in no event shall warrants issued upon the conversion of the SAFEs be tradable warrants nor carry any registration rights.

On February 2, 2022, in connection with the Medigus Acquisition, the Company issued to Delta Drone International Limited a warrant to purchase 111,261 Ordinary Shares, or the Delta Drone Warrant. The exercise price of the Delta Drone Warrant will be equal to the price per share in this offering. If we complete an initial public offering prior to February 2, 2027 (which is the fifth anniversary of the issue date), then the Delta Drone Warrant will expire 90 days after the earlier of (i) February 2, 2027 and (ii) such time that the Ordinary Shares have a one calendar month value weighted average price (VWAP) per Ordinary Share on the Nasdaq that is at least 50% greater than the per share price in this offering. In the event that we do not complete an initial public offering, then the exercise price of the Delta Drone Warrant will be $2.7797. In addition, if we do not complete an initial public offering by February 2, 2027, then the Delta Drone Warrant will expire on February 2, 2028.

No underwriters were employed in connection with the securities issuances set forth in this Item.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8.  Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
1.1*	Form of Underwriting Agreement.
3.1**	Amended and Restated Articles of Association of the Registrant, as currently in effect.
3.2**	Amended and Restated Articles of Association of the Registrant to be in effect upon the consummation of this offering.
4.1**	Form of Underwriter’s Warrant.
5.1**	Opinion of Gornitzky & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares.
5.2**	Opinion of Greenberg Traurig, P.A., U.S. counsel to the Registrant.
10.1**	Form of Indemnification Agreement.
10.2**	ParaZero Technologies Ltd. Global Share Incentive Plan (2022).
10.3**	Share Purchase Agreement, dated January 28, 2022, by and among the Registrant, Delta Drone International Ltd., L.I.A Pure Capital Ltd. and other entities listed therein.
10.4**	Form of Simple Agreement for Future Equity.
10.5**	Loan Conversion Agreement, dated January 28, 2022, by and between the Registrant and Delta Drone International Ltd.
10.6**	Supply Agreement, dated February 2, 2022, by and between the Registrant and Delta Drone International Ltd.
10.7**	Loan Agreement, dated August 4, 2022, by and between the Registrant and Medigus Ltd.
10.8**	Unsecured Credit Facility Agreement, dated October 30, 2022, by and between Registrant and Medigus Ltd.
10.9**	Consulting Agreement, dated October 30, 2022, by and between Registrant and Medigus Ltd.
23.1*	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm.
23.2**	Consent of Gornitzky & Co. (included in Exhibit 5.1).
23.3**	Consent of Greenberg Traurig, P.A (included in Exhibit 5.2).
24.1**	Power of Attorney (included in signature pages of Registration Statement).
99.1**	Consent of Yigal Shtief as External Director Nominee.
99.2**	Consent of Naama Falach Avrahamy as External Director Nominee.
107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kiryat Ono, Israel on this 19th day of April, 2023.

PARAZERO TECHNOLOGIES LTD.

By:	/s/ Boaz Shetzer
Boaz Shetzer, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Boaz Shetzer	Chief Executive Officer	April 19, 2023
Boaz Shetzer	(Principal Executive Officer)

/s/ Moshe Hukaylo	Chief Financial Officer	April 19, 2023
Moshe Hukaylo	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors, Director	April 19, 2023
Roy Borochov

*	Director	April 19, 2023
Moshe Revach

*	Director	April 19, 2023
Amitay Weiss

*	Director	April 19, 2023
Tali Dinar

*By:	/s/ Boaz Shetzer
Boaz Shetzer Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ParaZero Technologies Ltd., has signed this Registration Statement on this April 19th, 2023 day of April, 2023.

Puglisi & Associates Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director